Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of The Goodyear Tire & Rubber Company of our report dated February 9, 2021 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in The Goodyear Tire & Rubber Company’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cleveland, Ohio

March 30, 2021